UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 17, 2005

CARBO CERAMICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15903	72-1100013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 MacArthur Boulevard, Suite 1050, Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 401-0090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

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On January 17, 2005, the Compensation Committee of the Board of Directors of CARBO Ceramics Inc. (“CARBO”) approved the following compensation arrangements for 2005 relating to the named executive officers of CARBO.

2005 Cash Bonuses

Pursuant to the CARBO Ceramics Inc. Incentive Compensation Plan (Job Grade Level 4 and Above) (the “Cash Bonus Plan”), CARBO provides certain of its named executive officers with the opportunity to receive an annual cash bonus based on the achievement of specified goals. The purpose of the bonus is to provide competitive levels of compensation to enable CARBO to attract and retain high quality personnel to manage the business and to provide a financial incentive for named executive officers to achieve corporate and individual goals.

On January 17, 2005, pursuant to the Cash Bonus Plan, the Compensation Committee set a target bonus for 2005 for the participating named executive officers, Paul Vitek, CARBO’s Senior Vice President of Finance & Administration and Chief Financial Officer, and Mark L. Edmunds, CARBO’s Vice President of Operations, expressed as a percentage of projected base salary for 2005 (90% and 85%, respectively). 50% of the actual bonus awarded for 2005 will be determined by reference to CARBO’s Net Income Before Taxes (“NIBT”) for 2005 relative to a target level set by the Compensation Committee in accordance with the adjustment schedule set forth in the Cash Bonus Plan. The other 50% of the actual bonus awarded for 2005 will be determined by reference to the executive officer’s annual performance appraisal rating in accordance with the adjustment schedule set forth in the Cash Bonus Plan.

Pursuant to the Plan, 50% of the actual bonus awarded for 2005 to Messrs. Vitek and Edmunds under the Cash Bonus Plan will be paid in early 2006 and 50% of the such 2005 bonus will be paid out in three equal installments in January 2007, 2008, and 2009, subject to forfeiture in the event of certain terminations of employment.

For additional information about the Cash Bonus Plan, please refer to the Cash Bonus Plan which is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

2005 Restricted Stock Awards

Pursuant to the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan (the “Stock Bonus Plan”), CARBO provides its named executive officers with the opportunity to receive awards of shares of CARBO stock. The purpose of the stock grants is to attract and retain highly qualified employees of CARBO and reward them for their significant contributions to CARBO and to strengthen the alignment of interests between such employees and CARBO’s stockholders by providing them with a proprietary interest in CARBO.

Stock granted pursuant to awards under the Stock Bonus Plan are subject to transfer restrictions (i.e., may not be transferred, pledged, assigned or otherwise encumbered) and are subject to forfeiture during the three-year period following grant. Generally, one-third of the shares subject to each award will vest (i.e., cease to be subject to the transfer restrictions and cease to be subject to forfeiture) on each of the first three anniversaries of the grant date. With respect to officers,

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however, the Compensation Committee may provide that the shares will continue to be subject to transfer restrictions for an additional two-year period, except that if the participant’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of such termination. Generally, awards which have not vested will be forfeited upon any termination of employment except for a termination of employment due to death or disability, in which case the awards will continue to vest for one additional year following such termination as if the participant were still employed. Upon a change in control of CARBO, awards will immediately vest. A participant will generally have all the rights of a shareholder with respect to the shares underlying an award except that (i) such participant shall have no voting rights prior to the date that such shares cease to be forfeitable and (ii) any dividends or distributions declared on such shares shall be subject to the same transfer restrictions and forfeitability provisions that apply to the shares to which such dividends or distributions relate.

On January 17, 2005, the Compensation Committee made awards of stock to C. Mark Pearson, President and Chief Executive Officer of CARBO, Paul Vitek, CARBO’s Senior Vice President of Finance & Administration and Chief Financial Officer, Mark L. Edmunds, CARBO’s Vice President of Operations, and Christopher A. Wright, President of Pinnacle Technologies, Inc., Vice President of CARBO in accordance with the terms of the Stock Bonus Plan and the Officer Restricted Stock Award Agreement.

For additional information about the Stock Bonus Plan and awards to named executive officers thereunder, please refer to the Stock Bonus Plan which is attached as Exhibit 99.2 to this Report and the model Officer Restricted Stock Award Agreement which is attached as Exhibit 99.3 and which are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of the Current Report on Form 8-K:

Exhibits

99.1 CARBO Ceramics Inc. Incentive Compensation Plan (Job Grade Level 4 and Above)

99.2 2004 CARBO Ceramics Inc. Long-Term Incentive Plan

99.3 Model of Officer Restricted Stock Award Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO Ceramics Inc.

By:  /s/ C. Mark Pearson

C. Mark Pearson
President and Chief Executive Officer

By:  /s/ Paul G. Vitek

Paul G. Vitek
Sr. Vice President, Finance and
Chief Financial Officer
Dated:	January 21, 2005